Exhibit 99.1

FOR IMMEDIATE RELEASE rev6
Investor Contact Matt Kreps Halliburton Investor Relations 972-458-8000 mkreps@halliburtonir.com

Remote Knowledge Announces New Series B Terms

Funding Agreement Supports Operating, Manufacturing and Marketing Capital Needs

HOUSTON, Texas – September 1, 2004 – Remote Knowledge, Inc., a developer of remote communications solutions, today announced that certain of its key investors have agreed to a change in the terms of its Series “B” offerings previously announced April 1, 2004. The key investors have executed new Series “B” subscription agreements for 6,000 shares of Series “B” Preferred stock totaling an investment of $6,000,000, compared to $5,150,000 in the original Series “B” agreements. The funds will be distributed to the company based upon a pre-determined plan stretching from August 2004 until February 2005. The distribution plan is based upon milestones of sales and delivery of the Company’s rk3000 units. The plan includes funds to cover the cost of manufacturing rk3000 units to fulfill sales orders under the milestone agreements. The first tranche of $1,250,000 is being funded immediately.

Each Series “B” Preferred share will convert into 1,344 shares of common stock. The new agreements provide for warrants to purchase 4,000 shares of common stock at $0.75 per share for each share of Series “B” Preferred as compared to 1,334 shares at $0.75 per share in the original Series “B” offering. The company will file a form 8-K with additional details of the funding agreement and revised Series “B” terms.

Commenting on the revised investment terms, Chief Executive Officer Randy Bayne said, “We are pleased with this demonstration of continued strong support by our investors for the development and growth of this company. Remote Knowledge has made significant changes in the overall sales and marketing programs allowing the company to more broadly market its platform in key markets. However, these changes created a mismatch between the prior sales milestones and the investment tranches, which were based on a single distribution agreement. The revised Series “B” terms reflect our current operating strategy and give the company the flexibility necessary to work with multiple sales and distribution channels.”

Bayne continued, “This revised Series “B” offering structure gives the company operating capital to continue to expand our marketing efforts and begin selling units into key markets. It also represents an agreement between key investors and the company to develop a comprehensive funding structure that supports marketing, production and continued research and development on the company’s key technologies on an ongoing basis as we roll out the rk3000 over the next several months. We are excited about multiple opportunities resulting from our shift in marketing strategy.”

About Remote Knowledge

Remote Knowledge, Inc., based in Houston, Texas, develops, markets and delivers end-to-end communications and innovative asset management solutions to remote regions anywhere in the world. Enabled by its proprietary telematics technologies, Remote Knowledge provides real-time location-based services via two-way wireless data transfer linked with GPS connectivity. Remote Knowledge’s products are designed to service the marine pleasure craft, recreational vehicle, commercial maritime, construction, and oil and gas industries.

Forward Looking Statements

This information contains forward-looking statements that relate to our business. Such statements are not guarantees for future performance, and actual results could differ materially from those expressed or implied in such statements as a result of certain factors. All statements, other than statements of historical facts, included in this information that address activities, events or developments that we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward looking statements are subject to risks and uncertainties, including those associated with the availability of additional financing on favorable conditions; general economic; market and business opportunities that may be presented to and pursued by us; changes in laws or regulations; and successful exploitation of our market opportunities. Significant factors that could prevent us from achieving our stated goals include our inability to obtain financing for research and development, manufacturing, and marketing expenditures, our inability to compete against existing or future competitors, a substantial increase in the cost of our products; declines in the market prices for our products; and adverse changes in our target markets. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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